Exhibit 5.1

STEVENS & LEE

LAWYERS & CONSULTANTS

111 North 6th Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000  Fax (610) 376-5610
www.stevenslee.com

November 19, 2004

Board of Directors

EnerSys

2366 Bernville Road

Reading, Pennsylvania  19601

Ladies and Gentlemen:

In connection with proposed issuance of up to 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), by EnerSys (the “Company”) pursuant to the (i) EnerSys Employee Stock Purchase Plan, and the (ii) EnerSys 2004 Equity Incentive Plan (each, a “Plan”), covered by the Company’s Registration Statement on Form S-8 filed on or about this date (the “Registration Statement”), we, as counsel to the Company, have reviewed:

1.  the General Corporation Law of the State of Delaware, as amended;

2,  the Company’s certificate of incorporation;

3.  the Company’s bylaws;

4.  the Registration Statement;

5.  a copy of a form of Common Stock certificate;

6.  resolutions adopted by the Company’s Board of Directors on July 6, 2004; and

7.  each Plan.

Based upon such review, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in each Plan, will be legally issued by the Company, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stevens & Lee
STEVENS & LEE